Dear Shareholders,

I want to wish everyone a happy and safe 'Independence Day' celebration and address significant milestones met in the first half of the year. GenBio has been very active developing its intellectual property portfolio. The company focus remains innovative drug research in the USA and abroad - with TM pending and provisional patents considered core IP for us; whilst the main research program will cost between 3-5 million dollars, we are currently investigating alternative sources of funding. We always have several "side" ancillary research programs to do that dovetail into, and thus complements, our main research.

In March 2022, GenBio filed for a TM (pending) as "ImmuneResQ" with the USPTO. GenBio Inc then subsequently filed a provisional patent (patent pending) also in the US through our IP attorneys in April 2022, relating to a natural Australian extract - so any further research we do, can be continually added to strengthen the science file pertaining to that particular provisional patent.

Natural extracts with strong bioactivity have the potential to assist in promoting a strong human immune system through various mechanisms of action. The extract in question and the research team responsible for the latest assay is here in Brisbane, Queensland, Australia - headed up and directed by our CSO, Professor Lindsay Brown. The extract, already researched by Professor Brown in peer-reviewed scientific papers, will likely be a powerful adjunct in strengthening the human immune system and enable us to hold yet more valuable IP, also with a commercial license potential. I mention this because we are aligning some of the research with our US corporate partners goals to have bioactive extracts as part of their new branded liquid formulas, and we are in discussions (and non-disclosure) with a major beverage company in Milwaukee to supply such for our strategic partner OTC:HMLA , at the current time.

Understanding the extract's mechanisms of action better, specifically as they relate to cardio-vascular activity, is core to our research and will also assist our main research project as it enables the international team to compare notes; it is a win-win.

GenBio was also heartened to see recent research by John Hopkins (May 2022) that highlighted the fact that Australia came out as number one (discounting Bhutan and North Korea that may under-report) in the world for people to survive Covid in a hospital setting, (Observed cases/mortality ratio) and we firmly believe that in part, this is due to Australians having access to a range of high-quality indigenous nutraceuticals available for their diet; Australia also ranks in the top 10 for longevity in the world. Thus, Australian 'functional foods' are important for relevant immune system responses, and we feel are under-represented globally.

Intangible assets (excluding goodwill) are the company's greatest asset in our view; we possess considerable expertise, which is the discriminating factor, in our opinion, that sets us apart from potential competitors; this was clearly exercised recently when, as mentioned, the company completed a valuable assay between scientists and chemists in a short space of time effortlessly. This competitive advantage will assist in driving both company earnings and growth in the coming year; in other words, we intend to leverage the growth generative potential of intangible assets to such effect.

The Company will keep investors informed once and as the research program progresses.

Best wishes,

Giles Tilley
Director